Exhibit 99.1

C O R P O R A T E   P A R T I C I P A N T S

Joe Bennett Tidewater, Inc. - EVP and Chief IR Officer

Jeff Platt Tidewater, Inc. - President, CEO and Director

Quinn Fanning Tidewater, Inc. - EVP and CFO

Jeff Gorski Tidewater, Inc. - EVP and COO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Gregory Lewis Credit Suisse - Analyst

Matthias Detjen Morgan Stanley - Analyst

Turner Holm Clarkson Platou Securities - Analyst

J.B. Lowe Cowen and Company - Analyst

Daniel Burke Johnson Rice & Company - Analyst

Mark Brown Seaport Global Securities - Analyst

Cole Sullivan Wells Fargo Securities - Analyst

Gregory Lewis, Credit Suisse

P R E S E N T A T I O N

Operator

Welcome to the fiscal year 2016 second-quarter earnings conference call. My name is Yolanda, and I will be your operator for today’s call. (Operator Instructions) Please note that this conference is being recorded. It’s now my pleasure to turn the call over to Mr. Joe Bennett. Mr. Bennett, you may begin.

Joe Bennett - Tidewater, Inc. - EVP and Chief IR Officer

Thank you, Yolanda. Good morning, everyone, and welcome to Tidewater’s second-quarter fiscal 2016 earnings results conference call for the period ended September 30, 2015. I am Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer, and I want to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We will follow our usual conference call format. Following these formalities, I will turn the call over to Jeff for his comments, to be followed by Quinn’s financial review. Jeff will then provide some final wrap-up comments and we will then open the call to your questions.

During today’s conference call, we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater’s most recent Form 10-K.

With that, I’ll turn the call over to Jeff.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Thank you, Joe, and good morning to everyone. Yesterday after the markets close, we reported a net loss for our second quarter of fiscal 2016 ended September 30, 2015, of $43.8 million, or $0.93 per share, inclusive of several below-the-operating-line items including a non-cash asset impairment charge, a restructuring charge primarily associated with our Australian and Brazilian operations and a foreign exchange loss included in our equity pickup line related to our joint venture company in Angola. These charges are outlined in our press release, and Quinn will discuss them in greater detail in a few minutes.

On an after-tax basis, these charges account for most of the loss we reported in the quarter. Our quarterly loss follows the June quarter’s $15.1 million net loss, or $0.32 per share, that was also inclusive of several items that were outlined in our press release and discussed in full detail during our last quarterly earnings call. These consecutive quarterly losses reflect the accounting and operating realities of managing during the severe industry downturn, and the significant special items certainly add to the noise in their respective quarters, making it increasingly difficult to analyze the underlying operating results of the Company.

The financial noise masks the fundamental strengths of Tidewater. Those strengths are becoming increasingly more important for weathering this energy industry downturn and being well-positioned to capitalize on events and trends when the recovery arrives.

Let me highlight some of our fundamental strengths and how they are impacting our operations and recent results. While vessel revenues this quarter declined $34.2 million from those earned in our June quarter, the 11.5% sequential decline was matched by a similar sequential percentage decline in our vessel operating costs. Just as in the prior quarter, if you examine each of our vessel operating cost line items, you will see they were each lower sequentially, further demonstrating progress in our effort to control expenses, those things that we can control.

As you know, we have very little control over the general market environment that primarily drives our vessel revenues. So therefore, we need to focus on our vessel operating costs and aggressively and responsibly control these costs wherever possible. Our disciplined cost control management contributed to the 40% vessel operating margin we achieved this quarter, which was equal to the vessel operating margin we generated in the June quarter. Given the market headwinds facing our operations, achieving a 40% vessel operating margin is no small accomplishment.

Our cost control focus was also demonstrated in the quarter by a nearly $7 million sequential reduction in our G&A expense. Although about 40% of that reduction was due to the accounting for our equity compensation programs, 60% of the reduction resulted from organizational right-sizing efforts and represents a further 8% reduction relative to our prior G&A guidance.

Rest assured that we are not done with streamlining our organizational structure as we continue to focus on ways to lower our operating and overhead expenses.

The $264.1 million in vessel revenues we earned this quarter, while down sequentially, reflects relatively solid operating performance across all regions, especially in light of the current market trends. That revenue performance speaks to our global operating footprint and meaningful presence in all of the major offshore markets around the world, resulting in vessel operating profit in each of our four reported geo markets.

The solid revenue performance under such difficult market conditions is also a reflection of our ongoing commitment to delivering quality service to our customers. That commitment to quality service, as we have previously stated, also means we will not compromise our HS&E programs, nor will we relax our compliance efforts.

All of these programs are core disciplines of Tidewater. In this very difficult market, we hear that some companies may be cutting corners in what we believe to be a misplaced effort to reduce costs, increasing the potential for a serious HS&E incident or a negative outcome from a compliance standpoint, both for the individual company and the clients they are servicing.

Let me mention several other fundamental strengths of Tidewater that are and will become increasingly more important the longer the current industry downturn continues. We have a modern fleet, with over 95% of our active vessels having entered service after our fiscal 2000 year. We have had to stack additional vessels this quarter, including some of our newer ones, but that again is a reflection of current market conditions and our decision for maximizing profit potential.

From a financial strength point of view, we are fortunate that our vessel new-build program was already winding down prior to the industry downturn. We further moved to strengthen our finances during the September quarter by converting five vessel construction commitments to options on our part. We now have construction commitments remaining for only nine vessels at September quarter end, with a remaining capital costs of $112 million.

These vessels are expected to be delivered over the next six quarters. We now have options on a total of seven other vessels still under construction. And assuming we do not exercise any of these options, we are expected to be refunded approximately $40 million in aggregate installment payments made to date on these vessels. This $40 million refund would reduce our future vessel construction, or net CapEx amount, to about $72 million, with the bulk of the remaining expenditures expected to occur in our December 2015 and June 2016 quarters.

Our balance sheet remains strong with cash at quarter end of $88.2 million and a net debt to net total capitalization ratio of 37%. We have minimal debt repayment requirements through fiscal 2019. Our solid liquidity position is further enhanced by our $600 million revolving line of credit that remains totally undrawn as of September quarter end. We feel we have a very strong financial position to weather the challenges the market presents as well as being prepared to capitalize on potential opportunities to further build our Company.

Equally important from a financial point of view was the progress we made during the quarter in reducing the working capital related to our joint venture company in Angola. At the September quarter end, Sonatide’s net working capital balance of just under $181 million is down from a peak of $343 million 18 months ago. We continue to make progress during the quarter in reducing our net working capital balance in Angola, and we remain focused on further reducing that balance in future quarters.

I would suggest, however, that as we move closer to calendar year end and the holiday season, and with continuing low oil prices impacting Angola’s oil revenue, our ability to convert meaningful local currency balances into US dollars for repatriation will remain challenged.

The Angolan region will continue to garner significant management attention given its relative potential impact on Tidewater and the operating and financial complexities associated with running an operation in this area.

Our safety performance during the quarter continued our historically solid record with no lost-time accidents and a total recordable incident rate, or TRIR, to date of 0.09 per 200,000 man hours worked. Our outstanding safety record represents not just our dedication to a strong safety culture, but it reflects well on all of our employees worldwide who operate daily in extremely challenging conditions.

Safety is something we will not compromise despite today’s difficult market conditions. Once again, I want to thank our employees around the world for their dedication to making Tidewater one of the safest companies operating offshore.

Reduced vessel revenues over the past few quarters reflect just how challenging the offshore market is. The utilization of our deepwater fleet was down approximately 8 percentage points from the average in the June quarter. Our towing supply fleet did better, only suffering a 2.5% point decline sequentially. The average day rates for these classes of vessels also suffered during the September quarter, with our deepwater fleet losing nearly 10% of the June quarter average day rate, or about $2,600 a day.

Our towing supply vessels only lost about $500 a day on average, which was about a 3.5% reduction from the June average vessel day rate.

The vessel utilization rates I just provided are inclusive of our stacked vessels. With the reduction in the number of offshore working rigs and reduced spending by our customers, lower global vessel demand resulting in our stacking and additional 16 vessels during the quarter, bringing the total at quarter end to 51 stacked vessels globally.

Given the age mix of our fleet, you will not be surprised to learn that 39 of the 51 vessels stacked are from our new vessel fleet. Just as in the June quarter, our decision to stack additional vessels was followed by our ordinary course quarter-end review of the stacked fleet for possible asset impairments. The result of the stacked vessel review contributed about $29 million of the nearly $32 million after-tax asset impairment charge taken this quarter.

Now let me turn the call over to Quinn to review the details of the quarter and expand on some of my earlier points. He will also address our near-term outlook. Quinn?

Quinn Fanning - Tidewater, Inc. - EVP and CFO

Thank you, Jeff. Good morning, everyone. As you know, we issued our earnings press release after the market closed yesterday. We plan to file our quarterly report on Form 10-Q through the Edgar filing service sometime this afternoon.

As Jeff noted, we reported a loss per diluted common share of $0.93 for the September quarter. Results for the September quarter included non-cash asset impairment charges totaling $0.67 per share after tax, restructuring charges totaling $0.13 per share after tax and foreign-exchange losses related to our Angolan joint venture totaling $0.11 per share after tax. Adjusting for these three items, our after-tax loss per share was $0.02 for the September quarter.

Our press release also highlighted approximately $11 million of income tax expense in the September quarter despite the quarter’s pre-tax losses. As was the case in the June quarter, tax expense in the September quarter reflects revenue-based taxation that is common to a number of the foreign jurisdictions in which we operate.

Turning to the key drivers of operating results, as Jeff noted, vessel revenue for the September quarter, at approximately $264 million, was down approximately 11% quarter over quarter, but was consistent with the guidance that I provided in August.

Relative to the September quarter of fiscal 2015, vessel revenue was down approximately 30%, reflecting what has quickly become a very challenging offshore market.

The average active vessel count, at 229 vessels, was down 16 vessels quarter over quarter even after taking into account the delivery of 2 new-build vessels, including one deep-water PSV and one 80-ton bollard pull towing supply vessel.

During the just-completed quarter, we also stacked a net of 14 previously active vessels and we disposed of one previously stacked vessel. As a result, the stacked fleet during the September quarter averaged 44 vessels and was at 51 vessels at September 30, or up 13 vessels quarter over quarter.

Active vessel utilization, at 78%, was up approximately 1.5 percentage points quarter over quarter, and average day rates, at approximately $16,000, were off approximately 8% quarter over quarter.

As discussed on our last earnings conference call, we remain focused on reducing operating costs, G&A and CapEx. We are also focused on preserving and protecting our relatively strong balance sheet and liquidity position. In that context, vessel operating costs in the September quarter, at approximately $159 million, and which exclude approximately $7.5 million in restructuring costs related to downsizing operations in Brazil and Australia, were down approximately 12% quarter over quarter.

Excluding the restructuring charge, vessel operating costs were down approximately 26% relative to the September quarter of fiscal 2015.

Vessel-level cash operating margin at approximately 40% was again at the high end of the range of 36% to 40% that I provided during our earnings conference calls in May and in August, with cost-cutting efforts somewhat mitigating the impact of lower vessel revenue.

Total general and administrative expense in the September quarter of approximately $37 million was down approximately $7 million quarter over quarter, reflecting the combined effects of cost-reduction efforts and the downward revaluation of equity-based compensation costs given Tidewater’s lower share price at September 30th. G&A for the September quarter was down approximately 20% relative to G&A in the September quarter of fiscal 2015.

Combined OpEx and G&A in the September quarter is down plus $60 million year over year, or approximately $240 million annualized.

In regards to the items that Jeff highlighted below the operating income line, I’ll note that the majority of the asset impairment charges that were recognized in the September quarter related to vessels that were stacked as of September 30th. This was also the case in the June quarter.

Of the September quarter’s total asset impairment charge of $31.7 million, $28.7 million related to stacked vessels and $3 million related to the active fleet. As discussed in our earnings conference call in August, we are somewhat more exposed to asset impairments related to stacked vessels given the fact that the review of the stacked fleet is a vessel-by-vessel fair-value analysis, whereas the review of the active fleet is driven by our best estimate of future aggregated cash flows of the asset groups into which we subdivide our vessels.

Nonetheless, the asset impairment related to the active fleet that was recognized in the September quarter highlights both the currently difficult OSV market conditions, which are generally expected to continue at least through 2016, and our management team’s reduced expectations in regards to future cash flow generation potential of select classes of vessels.

In regards to foreign-exchange losses related to our Angolan JV, which are included in the

“equity in net losses on unconsolidated companies” line of our income statement, I’ll just highlight for you that Sonatide’s foreign-exchange losses for the September quarter were approximately $11 million, and Tidewater picks up 49% of that amount in our financial results.

Over the last four quarters, Sonatide’s FX losses have totaled approximately $38 million, and they have closely tracked the nearly 40% devaluation of the Angola kwanza relative to the US dollar over the last 12 months. Sonatide and Tidewater remain exposed to FX losses given the large kwanza-denominated bank balances that Sonatide continues to maintain given the cumbersome and time-consuming process that is required to affect offshore US dollar payments from Angola and the limited US dollar liquidity that is currently available in Angola.

As Jeff noted in his remarks, we continue to try to reduce our Angolan FX exposure by reducing the overall working capital tied up with Sonatide JV. From timetotime, we have redeployed vessels in other markets. Where possible, Sonatide has also migrated customer contracts to payment arrangements that provide for more reliable access to US dollars.

In regards to the fleet profile and performance, as I mentioned earlier, Tidewater’s active fleet averaged 229 vessels in the September quarter. Active deepwater vessels averaged 89 vessels in the September quarter and were down five vessels quarter over quarter. Active towing supply vessels averaged 96 vessels in the September quarter and were down eight vessels quarter over quarter. Active other vessels, which include crew boats and offshore tugs, averaged 44 vessels and were down five vessels quarter over quarter.

As I noted earlier, utilization of the active fleet at approximately 78% was up approximately 1.5 percentage points quarter over quarter. However, average day rates, at approximately $16,000, were down approximately $1,300, or about 8% quarter over quarter.

Utilization of active deepwater vessels in the September quarter was approximately 73%, or down approximately three percentage points quarter over quarter. Utilization of active towing supply vessels was approximately 82%, or up approximately three percentage points quarter over quarter. Average day rates for deepwater vessels at approximately $24,400 were down approximately $2,700, or about 10% quarter over quarter. Average day rates for towing supply vessels, at approximately $13,600, were down approximately $475, or approximately 3% quarter over quarter.

Looking at our four geographic reporting segments, for the sub-Saharan African-Europe segment, which accounted for approximately 37% of consolidated second-quarter vessel revenue, vessel revenue was off approximately 11% quarter over quarter. Average active vessel count in sub-Saharan African-Europe segment at 99 vessels was off 12 vessels.

The average active sub-Saharan African fleet at 93 vessels was off 11 vessels quarter over quarter. The average active North Sea fleet at six vessels was off one vessel quarter over quarter. Active vessel utilization across the sub-Saharan Africa and Europe segment, at 77%, was up approximately 4 percentage points quarter over quarter, and average day rates at $13,700 were off approximately $900, or about 6% quarter over quarter.

Within the sub-Saharan African-Europe segment, active utilization in sub-Saharan Africa was down approximately 1 percentage point quarter over quarter to approximately 68%. Active utilization of the North Sea fleet was up approximately 6.5 percentage points quarter over quarter to approximately 70%.

While the North Sea fleet remains a relatively small part of our overall business, I’ll just note that the negative quarter over quarter trend in average day rates was more pronounced in the North Sea than it was in Africa, reflecting the start of a seasonally slow period and continuing poor supply-demand dynamics.

For the Americas segment, which accounted for approximately 34% of consolidated second-quarter vessel revenue, vessel revenue was down approximately 22% quarter over quarter. The average active fleet in the Americas segment at 65 vessels was down one vessel quarter over quarter. Utilization of active vessels in the Americas segment at approximately 72% was down approximately 11 percentage points quarter over quarter. Average day rates within the Americas segment, at approximately $20,700 in the September quarter, were down approximately 8% quarter over quarter.

In the MENA segment, which accounted for approximately 17% of second-quarter consolidated vessel revenue, vessel revenue was down approximately 4% quarter over quarter. The active fleet in MENA at 44 vessels was down one vessel quarter over quarter. Utilization of active vessels in MENA at approximately 82% was up approximately 3 percentage points quarter over quarter, reflecting relatively good activity levels during the traditional construction season. Average day rates in MENA at approximately $13,700 in the September quarter were down approximately $900, or approximately 6% quarter over quarter.

In the Asia Pac region, which accounted for approximately 12% of second-quarter consolidated vessel revenue, vessel revenue was up approximately 15% quarter over quarter. The active vessel count in Asia Pac at 21 vessels was down two vessels quarter over quarter. However, utilization of active vessels in Asia Pac at approximately 91% was up more than 20 percentage points quarter over quarter. Average day rates in Asia Pac, at approximately $18,000, were down about $1,000, or about 5% quarter over quarter.

Like the MENA segment, Asia Pac also continues to benefit from reasonably good levels of construction work within the region. The opposing quarter over quarter trends in utilization and average day rates generally reflect our reduced operating footprint in Australia, where we have historically generated high average day rates but inconsistent utilization.

In addition, the quarter over quarter trend reflects the return to work in the September quarter, albeit at lower average day rates than we realized a couple of quarters ago, of vessels that were undergoing repairs and regulatory drydocks in the June quarter.

Looking at relative profitability, vessel-level cash operating margin in the September quarter was 40% to 41% for the Americas and Asia Pac regions, in both cases excluding restructuring costs recognized in the September quarter. Vessel-level cash operating margins of the MENA in sub-Saharan Africa and Europe regions were approximately 46% and approximately 38%, respectively.

Turning to our outlook, as Jeff discussed, we expect that the offshore market, in general, and the OSV market, in particular, will continue to be challenging in the near to intermediate term. With a number of operators unable or unwilling to offer other than directional guidance in regards to their 2016 spending plans, project timing and industry-wide vessel requirements remain fluid. As a result, we are not going to provide quarterly vessel revenue guidance until we have a better bead on end-user demand.

We do know that customers are focused on day rate reductions and improved efficiencies, as these topics are primary elements of our team’s day-to-day dialogue. Despite limited visibility in regards to industry-wide available revenue, our expectation is that our average active fleet count, average day rates and quarterly vessel revenue will continue to fall in the second half of our fiscal year. This more negative outlook is, at least in part, informed by the cancellation of term contracts in regards to ten vessels that we were working for Petrobras in Brazil. Some of our vessels came off contract in September and the remainder came off contract in October.

As many of you know, like many operators, Petrobras has announced significant cuts to its multi-year spending plans. In recent months, we have also seen Petrobras utilize Brazil’s local flag preference regulations in order to cancel contracts and/or extract concessions from vessel owners in particular. Our vessel contract cancellations appear to have been part of this effort.

The ultimate number of offshore rigs and vessels that Petrobras will ultimately put off contracts either through contract cancellations or non-renewals is unknown, at least to us, at this point. We do know that the effort is not Tidewater-specific, and our sense is that the numbers still to come may be significant.

To the extent that there is a silver lining here, we believe the negative impact on Tidewater has largely run its course. And the financial impact of these contract cancellations has been incorporated into our internal financial forecast.

To be clear, there continues to be vessel tendering activity in essentially all markets in which we participate. We have also been awarded new contracts, in some cases for multi-year term work. Nonetheless, with the reduced understanding of our customers’ near-term spending plans and contract terminations and renegotiations being the reality of the current market, our ability to provide revenue guidance with confidence has become very challenged.

The bottom line is that it is tough to provide vessel revenue and vessel OpEx guidance when you are unsure about which vessels will be working and when.

As Jeff highlighted, since we have little control over general market conditions, we are focusing in on the things that we can control. Our intent is to try and maintain relatively healthy utilization of the active fleet and to preserve reasonable vessel-level cash operating margins by continuing to reduce operating costs, at least in part by stacking underutilized vessels.

Internal estimates currently indicate weaker vessel-level cash operating margins in the second half of the fiscal year than were realized in the first half of the fiscal year though we believe that we can still achieve vessel-level cash operating margins in the 36% to 40% area for the fiscal year taken as a whole, with continuing cost containment measures mitigating the impact of likely lower vessel revenue.

Below the gross margin line, quarterly general and administrative expenses should be $38 million to $40 million for the remainder of the fiscal year. Combined vessel lease and interest expense should remain in the plus or minus $21 million area in the December quarter, or basically flat relative to the September quarter.

As to an effective tax rate assumption, as highlighted in my comments regarding the September quarter, our effective tax rate and tax expense is very difficult to forecast due to lower projected pre-tax margins and our exposure to jurisdictions that tax on the basis of deemed profits. Nonetheless, based on our current internal operating forecast, we estimate income tax expense in the remaining quarters of fiscal 2016 to be in the range of $5 million to $10 million per quarter. Like our operating forecasts, this number is obviously subject to change.

Turning to financing and investment issues, cash flow from operations for the six months ended September 30 was $164 million as compared to $185 million for the comparable six-month period of fiscal 2015. At September 30th, our net due from affiliate related to our Angolan operations was approximately $181 million, or down approximately $54 million since our March 31st fiscal year end.

Tidewater’s Angola-related cash collections the first six months of the fiscal year were approximately $147 million, or approximately $23 million higher than the $124 million of vessel revenue related to our Angolan operations that we have recognized during the same period.

As to non-operating uses of cash, CapEx for the six months ended September 30th was approximately $139 million, $42 million of which was funded by proceeds from asset dispositions and the return by shipyards of milestone payments previously paid by Tidewater pursuant to vessel construction contracts that were recently canceled.

As previously disclosed, we entered into settlement agreements in the June and September quarters with two international shipyards that resulted in the cancellation of three vessel construction contracts and the conversion of seven additional vessel construction contracts into option vessels.

If no options are exercised by Tidewater, we expect to receive more than $75 million in refunds from these two shipyards as a result of the settlements, $36 million of which has already been received by the Company. Similarly, if no options are exercised, future CapEx will be reduced by approximately $145 million, including approximately $22 million in discounts and shipyard credits on vessels that we still expect to take delivery of in fiscal 2016 and fiscal 2017.

Net cash used by investing activities for the September quarter was approximately $33 million versus $63 million in the June quarter. As of September 30, 2015, and excluding option vessels, we had nine ships under construction with a total estimated cost of approximately $339 million, $227 million of which has been invested as of September 30th and $112 million of which was unfunded as of September 30th.

Based on vessel construction commitments at September 30, CapEx related to new-build vessels for the last two quarters of fiscal 2016 is estimated at approximately $57 million. Maintenance and other CapEx that is unrelated to vessel construction is relatively modest.

Total debt at September 30 was approximately $1.5 billion. Cash at 9/30 was approximately $88 million, and net debt to net book capital at 9/30 was approximately 37%. Net debt per share and net book value per share at 9/30 was approximately $30 and approximately $51, respectively.

Total liquidity at 9/30 was $688 million, including $600 million in availability under our bank credit facility, which is available to Tidewater until fiscal 2020.

And with that, I will turn the call back over to Jeff.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Thanks, Quinn. Unfortunately, we are continuing the current three-week string of oilfield service companies reporting lower earnings results or losses and attempting to put a proper perspective on the results. The challenge for us is to help investors understand how our future revenues and earnings may evolve and just how important a strong balance sheet and ready liquidity is in this depressed market environment.

The problem is that our customers have little confidence in any near-term recovery in crude oil or natural gas prices. Without that confidence, they are forced to lower their revenue and cash flow expectations and, as a result, reduce their activity and restructure their operations. This nervousness about the uncertain duration of this industry downturn has caused all industry participants to become more conservative in their actions and focus increasingly on near-term decisions that strive to protect balance sheets and liquidity, both of which are primary ingredients for survival.

Our industry outlook remains that we are in for an extended period of low commodity prices, reduced offshore activity and continued downward pressure on our vessel day rates. This view is consistent with that expressed by other offshore companies and has been reinforced by the statements and, more importantly, by the actions of major international oil and gas companies. Even though we have a balanced customer base, one-third super majors, one-third national oil companies and one-third others, and nearly 40% of our business is dedicated to supporting non-rig related activities, such as offshore construction and production activities, all of our customers are being challenged by low commodity prices.

Many of these oil companies have recently announced additional capital spending reductions and further layoffs of employees and contractors. More importantly, very few are offering outlooks for the 2016 spending plan, and those that do, do not reflect any meaningful change from current market conditions. The actions of our customers reflect the mindsets of their management that they must preserve cash, that they need to take further steps in order to become more cost efficient, meaning they need to work harder and smarter. And that translates into continued downward pressure on the service industry.

Our customers’ mindset is captured in the phrase “lower for longer” and is guiding their actions. That phrase is guiding our actions as well.

We continue to tighten our belt and look for ways to increase our efficiency and demonstrate our value to our customers. Our quick response to vessel utilization declines and other cost-cutting initiatives have already impacted our vessel operating and G&A costs. Vessel operating costs are down over 25%, and G&A costs are lower by approximately 20% from the same quarter last year. To put that in terms of dollar reductions, vessel operating costs in this September quarter are $54 million less than last year’s September quarter, and G&A costs are $9.5 million less.

These reductions are a reflection of both the smaller working fleet due to weak market conditions and the impact of our cost-cutting initiatives. Our ability to generate a 40% vessel operating margin in the June and September quarters speaks to our successful efforts so far at controlling those costs that we can control. There will come a point at which it will become impossible to sustain such an operating margin without cutting into the bone of our organization and/or sacrificing our core values, such as our outstanding safety and compliance programs. Since we will not yield on these core values, all of which contribute to our delivering outstanding service to our customers, we will need to look even harder at every expenditure within our control.

This brings up another important topic, which is our dividend. As you may know, Tidewater has paid a quarterly dividend each quarter since 1992. So it is obvious that our dividend has been a priority in rewarding our shareholders through a variety of industry cycles over the last 20-plus years. It is also becoming more obvious that the severity of this industry downturn is unmatched over the same 20-year time frame.

The ultimate decision concerning our dividend resides with our Board of Directors. And just as we have done every quarter in the past, we will continue to examine our dividend relative to other uses of our capital and our desire for liquidity preservation, as we manage through these difficult times.

We will continue to work closely with our clients and respond to their requests for day rate reductions and improved efficiencies, but concessions will become harder to grant unless our customers are prepared to offer meaningful, tangible benefits. As I mentioned earlier, in the current operating environment, our operating philosophy remains balancing profitability, cash flow and revenue market share objectives.

With our high-quality diverse fleet, subsea services and our global boots-on-the-ground operating structure, Tidewater possesses the ability to offer a wide range of capabilities and options to our customers, meeting their needs in whatever water depth or geographic location their activities may take them.

We want and need our customers to be successful, as customer success leads to success for Tidewater. This offshore industry downturn is quickly becoming one of the toughest we have experienced in our sixty-year history. Our management team has experienced the ups and downs of the offshore industry, and we have substantial institutional knowledge of how to best manage through difficult times.

One thing we have learned over the years is that a conservative financial posture is a requirement if you are to be a long-term player in the energy services industry. Downturns bring challenges, but they often also create potential opportunities to expand operations and enhance future growth. Our current strong balance sheet and solid liquidity position should enable us to seize opportunities that may emerge from this downturn. Our response to any opportunity, however, will be dictated by our commitment to creating shareholder value, which remains management’s key objective.

We are now ready for your questions.

Q U E S T I O N   A N D   A N S W E R

Operator

(Operator Instructions) Gregory Lewis, Credit Suisse.

Gregory Lewis - Credit Suisse - Analyst

Yes, thank you and good morning.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Good morning, Gregory.

Gregory Lewis, Credit Suisse

Jeff or Quinn, it sounds like the vessels in Brazil — it sounds like you took those contract terminations. But I guess, do we think there could — I mean, there’s always the potential for there to be more. But as at least, you know, your conversations with Petrobras, do we think that’s the bulk of the fleet that’s down there and is still on contract? Should we think about those vessels continuing to work at least in the near-term?

Jeff Gorski - Tidewater, Inc. - EVP and COO

Gregory, this is Jeff Gorski. I think in the near-term there’s always the uncertainty of ultimately what is happening. But there’s definitely hasn’t been any other conversations with Petrobras that we believe will actually end in further contract cancellations. So the vessels that we have now and the investment we’re putting in Brazilian flag vessels is where we think that will withhold.

So the contracts that we lost were foreign-flagged vessels that were being swapped for the domestic flag. And in that scenario, we’re trying to balance our fleet in that same regard. So we haven’t had any other cancellations specifically or communications on that subject. But, once again, Petrobras and the country of Brazil continues to do with they need to do to remain relevant in these difficult times.

Gregory Lewis, Credit Suisse

And then just following (multiple speakers) —

Quinn Fanning - Tidewater, Inc. - EVP and CFO

The other thing I’d add to that, Jeff, Greg, as we look at what is vulnerable and what is not vulnerable, it starts with what are the vessels doing. And secondly, what is the alternative available to Petrobras in the way of Brazilian flagged equipment that could bump us as part of the local flagging preference regs. So we’ve scrubbed those scenarios. And ultimately, as I mentioned, we think that the worst is behind us, if you will.

We had a number of PSV contracts in particular that were terminated because of this local preference dynamic. But the vessels that remain on contract are of a specification and are undertaking jobs that we think leave us with this degree of confidence that we’ll continue to work pursuant to the original contracts. We’ve looked at it and ultimately got comfortable with where we are at.

Gregory Lewis - Credit Suisse - Analyst

Okay. And just thinking about those vessels, should we expect those vessels to stay in Brazil, or will have they have to mob out to another area?

Jeff Gorski - Tidewater, Inc. - EVP and COO

Well, we’ll move them out from that perspective. They are foreign flagged, so we have the opportunity to move to other markets. So as we do, we’ll take advantage of our global footprint and look to those opportunities. But those vessels will be coming out of Brazil.

Gregory Lewis - Credit Suisse - Analyst

Okay. And then just — I can appreciate the move to get the working capital that’s tied up in Angola, to get that down. But it looks like the fleet has kind of been a little flattish in Angola. I know you don’t comment specifically on basins or moving vessels from point A to point B. But — so I mean I guess my question is, is there sort of a baseline required working capital per vessel in an area like Angola that that is why the number is — the working capital is the way it is? Or is there a way to get that down by working with Sonangol, so that on a per-boat basis you just need more cash onshore in Angola?

Jeff Platt - Tidewater, Inc. - President, CEO and Director

No, Gregory, obviously you want to reduce your working capital as much as you possibly can. Angola — as we do everywhere. It’s not unique to Angola. It’s just Angola has had some unique issues over the last couple of two, three years with respect to foreign exchange laws, which really made the working capital issue what it was. And it was also a large percentage of Tidewater a relatively large percentage to Tidewater.

But there is no sort of needed working capital per vessel that is some sort of magic target. We want to drive that down as best we can. And also, we need to balance that with where the activity levels are.

And I think as Quinn mentioned in his comments and I know that I have previously, we have been able to migrate the contracts with our clients, which are dollar-based, to contract forms and structure that gives us, on at least the forward going basis, the ability to have US dollars come out of Angola. So it mitigates the problem on a go-forward. What we’re still working on and digesting and chipping away at was the accumulated problem of the last couple of years.

Gregory Lewis - Credit Suisse - Analyst

Okay, great. And then just one more for me. You mentioned briefly on the North Sea that rates were down and we’re heading into, I guess, what’s usually somewhat of a softer period there. I guess just sort of how many vessels are still working in that market? And should we be thinking about Tidewater kind of scaling down in that market over the next couple of quarters?

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Well, Gregory, just to refresh, we’ve got about six vessels in that market. So, again, in our fleet it’s relatively small. I can’t speak for other operators, but there is a large number of vessels. I was in Aberdeen last week, and I can tell you that the stacking of vessels for the people that have a much larger presence continues there because the activity is not there.

But, again, for us it’s got six vessels. Do we have any mobilization? I’m not going to comment on an individual basis, but at the end of the day we’ve got six vessels that we’re trying to operate in that market. And some of that is in the Norwegian sector as well as the UK sector. And some of that has some term contracts, too.

So, again, for us it’s certainly a business segment — again, we’re talking six vessels.

Gregory Lewis - Credit Suisse - Analyst

Okay, guys. Thank you.

Jeff Platt: Okay. Thank you.

Operator

Matthias Detjen, Morgan Stanley.

Matthias Detjen - Morgan Stanley - Analyst

Thank you gentlemen for taking my question. I want you to touch a bit on the construction work earlier. Could you maybe just give us broadly an update of how that’s developing? Obviously, it’s also going down. But it’s a bit harder to track than the drilling activity. Can you maybe give us some color based on your outlook there on that segment?

Jeff Platt - Tidewater, Inc. - President, CEO and Director

And Matthias, I think you are talking about the construction activity in the industry as a whole. Is that correct?

Matthias Detjen - Morgan Stanley - Analyst

Yes, yes, the offshore construction, sorry. Exactly that’s what I mean, yes.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

You know, that equipment, Matthias, it is hard to track because tracking active working rigs is probably the easiest, which is why everybody turns to that as the marker for the state of the industry. A lot of those programs have had their midcourse, so they continue to have life. But ultimately as the drilling is reduced, the backlog and the backfill of those projects becomes less and less.

We see that predominantly where it really hits us initially is in Australia, which has really been project-based work. And we’re — again, we’ve had restructuring charges. Our activity in Australia is greatly reduced to the point of not — at some point, we may not have any vessels operating in Australia.

So I can tell you, it has longevity. But ultimately if you’re not drilling new prospects, that will also play out in that side of the business as well.

I don’t have anything to tell you directly. And I would say probably the construction companies are a better source for it. But that activity is holding up more than the rigs, but ultimately it will wind down as well.

Quinn Fanning - Tidewater, Inc. - EVP and CFO

(technical difficulty) in the Middle East-North Africa region and Asia Pac in particular, we’ve got some reasonably good activity that is construction related. And you’re right that it’s difficult to track, but we have tried to flag for people — the fact that, yes, we have 60% of our activity historically tied to exploration and development activity, which is clearly a rig-driven demand. But 40% of our business is tied to production, in some geographies more so than others, and also construction and so on and so forth. And that’s 40% of our business, which certainly has rate pressure like everything else does. But at least that activity continues despite the fact that customers are pushing drilling and kind of rig-related projects to the right for the most part.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

And the construction will be the ones that really fall. The production activity — I mean, everybody, once you’re in production to the extent you can keep that cash flow of our client, that’s something that I think they’ll continue to do. So the actual production support, separate from the construction side of things, will continue, I think, to have reasonable activity. But it will be subject to the same pricing constraints that Quinn just talked about.

Jeff Gorski - Tidewater, Inc. - EVP and COO

I think another challenge that you have with construction is the term on those vessels seems to be shorter. In that scenario, we play a lot in the spot market. A construction company will pick up a vessel for a couple of weeks and then go off. So there’s just a lot of variance in terms of the length of contracts and also what the need is for a given construction project. So that might be a little of the challenge you’re having as well.

Matthias Detjen - Morgan Stanley - Analyst

Okay, that’s interesting. And in terms of the order book, you might have touched upon this earlier, is there any sort of — are you still trying to bring down further or take out further orders, or is this by you using that you sort of like got to the point where you were very happy with where the order book is now ?

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Matthias, first off, I want to correct something. We didn’t target to take anybody out. And if I’ve given that impression over the last earnings call, that’s not correct. Tidewater, we’ve always approached the business with we expect to play by the rules, have contracts, but we expect others who enter into those contracts to play by the same rules. The terminations that we’ve had and the negotiations and additional discounts and concessions from shipyards, that was primarily a result of the shipyards not performing contractually to the obligations that they entered into.

So I don’t want anybody to think that we are targeting in any form or fashion. That’s not how we do business. Others in this industry might; we don’t.

So to that effect, we fully intend to take the delivery of the remaining vessels — and there’s not many left — provided that the other people on the other side of the contract meet their obligations to us.

Matthias Detjen - Morgan Stanley - Analyst

Okay. That’s very clear. Thank you very much, gentlemen.

Operator

Turner Holm, Clarkson Platou.

Turner Holm - Clarkson Platou Securities - Analyst

Good morning, gentlemen. Thanks for taking my call. I wanted to step back a little bit from the quarter and maybe ask you a big-picture question. I’m really curious about the economics of stacked vessels. And I guess it’s important, because at least from our point of view, it is stacked vessels exiting the fleet that will ultimately drive adjustment on the supply side. So I’m curious if you agree. And in that regard, I would also be curious in your thoughts at what point does it become too expensive to have some of these stacked vessels return to the market?

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Again, speaking first for Tidewater, as ours is a relatively new fleet, we’re not stacking boats and just turning a blind eye to them. We are doing, from a technical standpoint, proper management of the equipment. So we fully intend to bring back a majority of those vessels when the market turns around. I can’t tell you that’s going to be exactly right or not.

For us, the economics were somewhere in the $1,000 to $1,200 a day is what the out-of-pocket expense is for a stacked vessel. Other companies, other of our competitors where they have a much larger — and a very big part of their fleet was sold and they were leasing it back, the economics are much different. They have those operating lease payments due on a daily basis. You can’t reduce past that. That’s not the case with Tidewater.

I think what you’re going to see is ultimately it depends on the individual companies, the relative age of the fleet that they are stacking and their financial wherewithal to get to the point when it would potentially come back.

So there is going to be some equipment that I think is going to stack and absolutely will never come back. Anything greater than, gosh, 15 years going to stack, I think that’s a pretty long putt today given that the uptick is not right around the corner. I think a lot of our competitors would like to think that that the uptick is close. And if we could just get past the first or second quarter next year. We don’t subscribe to that. We think it’s going to be “lower for longer,” and I think we’ve said that earlier on in the cycle. So there’s a lot of moving parts and pieces, but it’s on a company-by-company and also on a vessel-by-vessel basis.

Quinn Fanning - Tidewater, Inc. - EVP and CFO

And maybe to clarify one thing, when you talk about the daily cost of a stacked vessel, whether it’s $800 or $1,200, it’s in that zip code depending upon the nature of the equipment, the location of its stacking and how many vessels you can group together.

But the real impediment, if you will, to reactivating a vessel is the deferred maintenance and the regulatory certifications that will be necessary for that vessel to go back to work. And for a 15-, 20-, 25-year-old vessel, that may be a couple of million dollars.

So you need to distinguish between the daily costs of maintaining a stacked fleet in terms of insurance and so on and so forth. But once it’s stacked and it sits there for a while, it gets pretty expensive to bring back in the market. And we believe ultimately it will serve as a rebalancing tool for the market when it starts to recover.

The offset of that is there is going to be a bit of a pig in the pipe, if you will, in terms of deferred maintenance that you’ll need to catch up on to the extent you are activating vessels.

Turner Holm - Clarkson Platou Securities - Analyst

Yes, I think we see eye to eye there. I appreciate your insight.

And maybe Quinn, one more on the quarter’s financials. I’d like to ask about the R&M costs. Because R&M costs, there’s a pretty steep sequential drop. And I know it’s difficult to get visibility in this market, but is this kind of a level that we can maintain, or is there some volatility in that number or does it need to come down? Any kind of color you can provide would be helpful.

Quinn Fanning - Tidewater, Inc. - EVP and CFO

Well, I think a couple of things I’d say is, yes, it will be volatile because when we dock a high-spec vessel that may even have a contract, that can result in a spike in repair and maintenance costs and, specifically, major repair and maintenance, which is embedded in that R&M line that we report. But I think repair and maintenance, just like crew costs, other vessel operating costs, are generally trending down until we see some stabilization and upturn in the market because we are taking proactive steps to force those costs down. Will that eliminate volatility in repair and maintenance? No, because there is going to be an element to our fleet that we continue to operate, and we’ll be required to maintain consistent with regulatory certifications and customer expectations.

But I can assure you that every line item is being scrutinized on a daily basis — and that goes for individual areas in terms of what they’re paying their crews and it goes for individual shipyards that are doing repair work for us. So we are pushing on everything, but it will not eliminate repair and maintenance expense in its totality, nor will it eliminate volatility on a quarter-to-quarter basis.

Turner Holm - Clarkson Platou Securities - Analyst

Okay. Thank you very much, gentlemen. I’ll turn it back.

Operator

J.B. Lowe, Cowen and Company.

J.B. Lowe - Cowen and Company - Analyst

Hey guys, thanks for squeezing me in, so I’ll be brief. I just wanted to ask about contract cancellations outside of Brazil. Meaning, are you guys seeing any cancellations outside of Petrobras? And if so, are you seeing that activity continuing? Is it slowing or is it accelerating? I just wanted to get some color on some ex-Brazil contract negotiations.

Jeff Gorski - Tidewater, Inc. - EVP and COO

This is Jeff Gorski. For quite some time from the beginning of the downturn, it’s been over a year now, we are in day-to-day communications with our customers with regard to contracts themselves. All the contracts have different terms, in terms of when they are actually due. What we have been focusing on is, in most cases, is when we have been giving some sort of concession on day rate, we’ve been asking for an extended amount of term. We’ve been very successful on that in the bulk of the negotiations we’ve had. So we’re trying to trade things for things versus things for promises. And in that scenario, having customers — specifically, the customers that we have had long communications and relationships with — they’re holding to their contracts, but are looking for an opportunity how we can help through this tough time. And so we’re trying to negotiate a longer commitment, if you will, typically off of a term contract. Or as we get into auction periods within contracts, those things are being negotiated from that perspective.

But outside of what you’ve recently heard in terms of Brazil and Petrobras, we haven’t had a major amount of just contracts being canceled. It typically comes to term, and then in that scenario are they renewed or where in an option period they can go into a negotiation.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

JB, just a lot of the contracts may have a redelivery provision. It might be a two-year contract that has a 60- or 90-day redelivery. So in effect, what you are negotiating then is a 90-day contract. OK?

J.B. Lowe - Cowen and Company - Analyst

Right, got it. Okay, great. And then just a real quick follow-up. You guys — you mentioned that the reason you guys were able to convert some of those new-build construction contracts into options was because of some issues at the shipyards. Is that right? And if so, how many shipyards are we talking about for those seven vessels? Is that just one yard or is that several yards?

Jeff Platt - Tidewater, Inc. - President, CEO and Director

JB, it’s two yards. And I want to tell you I don’t want to cast any negative dispersions to either one of those yards. The settlements that we have reached, I think, have been done from both sides very professionally, and I think really looking for the best way forward in what is a very difficult environment.

But, yes, absolutely, the reason we were able to do that and have that conversation is because of the yards, in effect, not fulfilling a contractual requirement on their side. And it was primarily driven by a late delivery was kind of the issue at hand.

J.B. Lowe - Cowen and Company - Analyst

Okay, perfect. Thanks so much.

Operator

Daniel Burke, Johnson Rice.

Daniel Burke - Johnson Rice & Company - Analyst

Good morning guys.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Hi Daniel.

Daniel Burke - Johnson Rice & Company - Analyst

We’re over the hour, so just maybe one question left, just a clarification. And forgive me for revisiting Brazil here, but I wanted to do some diagnostics on the Americas region. You saw a pretty sizable step down sequentially in the Americas. But it seems like, at least the timing you gave, that the impact of the Petrobras cancellations, it seems like those were probably late enough in the quarter that they weren’t a primary driver of that sequential downshift. And we’ll see the larger impact to the Petrobras cancellations in the current quarter? Is that a fair conclusion, or am I misunderstanding how that process occurred?

Quinn Fanning - Tidewater, Inc. - EVP and CFO

I think that’s a fair point to some extent. If you look at — and you don’t necessarily have visibility on this given the reporting segments, but there’s a lot of moving pieces within the Americas segment, as there is in all the other segments. We did have a relatively significant hit to vessel revenue in Brazil in the second quarter relative to the first quarter. Some of that was the contract cancellations, some of it related to just kind of ordinary course down time for repairs or whatever. We did have other movements within the Americas segment, some of which was projects coming to an end — Trinidad area and things like that — but there’s always lots of moving pieces.

We will see some movement in Brazil in a negative way in the third quarter relative to the second quarter, but there will be other moving pieces as well. So I don’t want to lead you to believe that you should take the second quarter for the Americas segment and calculate ten vessels terminations, pull that off of the Americas segment and you’ve got the third-quarter estimate. There’s just too many moving pieces for you to probably model it that way. And I’m not sure I could give you the guidance if I was even inclined to.

Daniel Burke - Johnson Rice & Company - Analyst

Okay, that’s helpful, Quinn. But if I could maybe ask one last clarification, there will be a greater impact from those ten vessels in the current quarter than there was in the concluding quarter just reported.

Quinn Fanning - Tidewater, Inc. - EVP and CFO

That’s fair.

Daniel Burke - Johnson Rice & Company - Analyst

Fair, okay. Alright, Well, guys, look, I appreciate your squeezing me at the end of the call. Thank you very much.

Quinn Fanning - Tidewater, Inc. - EVP and CFO

Thank you.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Thank you.

Operator

Mark Brown, Seaport Global.

Mark Brown - Seaport Global Securities - Analyst

Thanks for squeezing me as well. Just if you had any comments on uses of cash. It sounded like a little bit of a different tone related to your dividend. And I was also interested if that changes the way you’re thinking about acquisitions, if you are focused more on liquidity in a lower-for-longer type market scenario.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Mark, my comment on dividends is really not anything different than what I’ve expressed at least in the past when people have asked me. I do want to bring it up. And, again, we have — our Board is the one ultimately that makes that decision.

So it would be unwise or improper of me to make any comments or different slant to that. I think the lower-for-longer is one that we have at least stated over the last couple of three or four quarters and pretty early into this thing where others thought it might be more of a V-shaped recovery.

The first and foremost is one wants to make sure that you get through this to the other side and there will be some opportunities. So, no, I don’t think that there’s a change at all in what we have been absolutely focused on, which is to preserve the balance sheet, make sure we’ve got the liquidity to get to the other side, and then there will be opportunities on how to best position Tidewater to take advantage of that. So, no, there’s not been any change in any of that focus.

Quinn Fanning - Tidewater, Inc. - EVP and CFO

And I think the other thing I’d just kind of repeat from our prior calls is that we view this downturn as a multi-phase downturn. The current phase we’re focused on is reducing costs and mitigating the falling revenue. And some subsequent phase, it’s presumably when valuation expectations have recalibrated, which we don’t believe they have sufficiently done today. We may be in a position to be more opportunistic. But right now, we remain internally focused. And at some point, we’re probably going to be more assertive in terms of our investment activities, but probably not in the immediate term.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

And, Mark, I want to stress to everybody on the call, my firm conviction and belief Tidewater is in a really good spot in a very bad market. We’ve got a great management team that has been assembled over many years that have been through this. We’ve got a great fleet that we have just — fortunately, we were winding it [investment] down before we got into this. But we’ve got a fleet that we are very comfortable with that will meet the needs of the industry when it returns. And ultimately, the industry is going to return.

This is not a one cycle down, nor was it ever a one cycle up. So Tidewater is, I think, in a good spot. Is it a difficult spot? Without a doubt. It’s difficult for everybody. But the fact is Tidewater, I think on the financial perspective, where we are, we will absolutely get through this and we will be a better Company on the other side. But it’s going to be a tough slog, as it will be for everybody.

Mark Brown - Seaport Global Securities - Analyst

Well, thank you for that clarification. That’s very helpful. Thank you.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Thank you

Operator

Cole Sullivan, Wells Fargo.

Cole Sullivan - Wells Fargo Securities - Analyst

Thanks for getting me in, the last call here. The question I had — it looks like — I was just curious on the — to the degree that you’re seeing lower rates and, on previous calls, you guys have been in discussions on give-and-take with the operators and that sort of thing. Maybe getting some additional term on the back end with lower rates. We’re seeing lower rates particularly in deepwater here. Are we seeing any, I guess, benefit down the line from additional, I guess, term visibility?

Jeff Platt - Tidewater, Inc. - President, CEO and Director

It’s all masked by the otherwise contracts coming to an end. So are we seeing — it’s there. I don’t know if you can take a number and say it would have been — six months out, it would have been a 75 and now it’s an 80. You just can’t — there’s too many parts and pieces. Suffice it to say, Cole, when we make those decisions we’ve always said we try to trade things for things and not things for promises.

Now, our clients at times don’t quite see eye to eye with that. And very often, they’re coming back to not just Tidewater but every service company with repetitive requests and asks, and we try to push back on that. That’s just not a good way to operate. But nonetheless, that’s the market we find ourselves in.

So is it helping? Absolutely it’s helping. I can’t point to a number to say this would have been a seven and now it’s a nine or whatever to tell you that. But certainly as we have added term onto contracts, it definitely helps with the overall contract coverage.

Cole Sullivan - Wells Fargo Securities - Analyst

Okay. And then I guess where does the coverage stand today? Is it still in that sort of 50% range or has that probably dropped little bit?

Jeff Platt - Tidewater, Inc. - President, CEO and Director

I’m going to let Jeff Gorski answer that.

Jeff Gorski - Tidewater, Inc. - EVP and COO

Cole, as you know, we talk about it every quarter and looking at — so like, if you kind of look over the last quarters when we were at the highest utilization, we were probably in the low 50s. And then recently, we’re still bumping up against the 50% number. So a year out, our contract coverage continues.

So I think it does circle back to what we’ve been successful in in trying to extend the term where we are giving some sort of break on day rates. And so we haven’t seen a significant change in terms of our contract coverage as a year out, at least what we’re seeing in this current quarter.

Cole Sullivan - Wells Fargo Securities - Analyst

Okay. Fair enough. And just one more, it sounds like the margins over the back half of the year could be under a little bit more pressure, Quinn. Is that — we’ve seen a little bit better timing and as well as just regular or additional cost control efforts benefit the first couple of quarters of the year. And then we may not be able to match up necessarily as well over the back half? Is that a fair statement?

Quinn Fanning - Tidewater, Inc. - EVP and CFO

There’s — like everything, there’s lots of moving pieces, and some of it relates to dry docking schedules and things like that. But, I guess what I’d say is that you can mitigate, but probably not completely offset the falling revenue, and that’s what gets reflected in deteriorating margins.

We have taken multiple whacks at our cost structure. We are looking at a lot more structural adjustments as we get further into this. And I guess I can try and give you some comfort that we will do the necessary without cutting into, as Jeff would say, bone, whether that’s HS&E or compliance initiatives and things like that. But at the end of the day, you need some minimum critical mass in the way of shore-based support, and we’re going to maintain that.

But where there is an opportunity to cut and prune and pick and push, we’re going to continue to do that as well. Just as we have, again, limited visibility on revenue, we are taking steps on the cost side. And you just have less confidence today that you’ll be able to preserve that 36% to 40% number in the next couple of quarters. We may or may not.

That’s ultimately dependent upon the revenue that we generate. But we’ll do the necessary — and, at least, based on the current internal forecasts, we believe that even if there is quarter-to-quarter slippage in gross margins when you take a look at the year in retrospect, at least I believe today that we’ll end up somewhere in that 36% to 40% number, again, when you look at the year in retrospect.

Cole Sullivan - Wells Fargo Securities - Analyst

Okay. That’s all I had. I appreciate it.

Quinn Fanning - Tidewater, Inc. - EVP and CFO

Thank you.

Jeff Platt - Tidewater, Inc. - President, CEO and Director

Thank you.

Joe Bennett - Tidewater, Inc. - EVP and Chief IR Officer

Yolanda, I think that’s it for the day.

Operator

That’s correct. We have no further questions.

Joe Bennett - Tidewater, Inc. - EVP and Chief IR Officer

Great. Thank you, all. I know we have run a little long, but we appreciate your interest in Tidewater, and have a great day.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for your participation. You may now disconnect.

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